EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

This share exchange agreement (the “Agreement”) is dated as of April 30, 2011, by and among CHINA FILMS TECHNOLOGY INC., a Nevada corporation (“CFT”), and EXPRESSCO INVESTMENT HOLDINGS LIMITED, a British Virgin Islands corporation (“EIH”) and the shareholders listed in “Exhibit “A”” attached to this agreement (“the Shareholders”).

RECITALS:

CFT desires to acquire all issued and outstanding shares of common stock of EIH, and EIH wishes to have all issued and outstanding shares of common stock of EIH acquired by CFT solely for the purpose of establishing a U.S. holding company for EIH’s operations in Hong Kong and China, on the terms and conditions set forth in the Agreement by way of an exchange of shares

THE Board of Directors of CFT and the Board of Directors of EIH have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THAT the Shareholders are the owners of all of the issued and outstanding common stock of BSL; and

THAT the Shareholders have agreed to exchange said shares of issued and outstanding common stock of EIH; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1           The Exchange.  Subject to all the terms and conditions of this Agreement, at the Closing, EIH agrees to receive from CFT, and CFT agrees to issue to the Shareholders  a total of 58,400,000 Shares of Common Stock of CFT (“CFT Shares”) in exchange of the transfer of  50,000 shares of EIH (“EIH Shares”) to CFT.  Each EIH Share that is issued and outstanding immediately before the Closing shall entitle the holder thereof to receive 1,168 EGET Share. Immediately following completion of the exchange, CFT shall have a total of 58,400,000 shares of its common stock issued and outstanding pursuant to “Exhibit “B”” which is attached to this agreement and incorporated by reference as though fully set forth herein.   .

1.2           Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V are fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of CFT.  CFT represents and warrants to EIH as follows:

(a)           Organization, Standing and Power.  CFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)           Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of CFT consists of 300,000,000 shares of Common Stock with a par value of (USD) $0.0001 per share and no share is currently issued and outstanding.  The exchange shares to be issued pursuant to this Agreement shall be, validly issued, fully paid and non-assessable and not subject to any preemptive rights. Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CFT at any time.

(c)           Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of CFT which have been delivered to EIH are true, correct and complete copies thereof.  The minute book of CFT, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of CFT since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)           Authority.  CFT has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFT.  No other corporate or shareholder proceedings on the part of CFT are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)           Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of CFT or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CFT which violation would have a material adverse effect on CFT taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to CFT in connection with the execution and delivery of this Agreement by CFT or the consummation by CFT of the transactions contemplated hereby.

(f)           Books and Records.  CFT has made and will make available for inspection by EIH upon reasonable request all the books of CFT relating to the business of CFT.  Such books of CFT have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to EIH by CFT are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)           Compliance with Laws.  CFT is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)
Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of CFT, threatened against or affecting CFT which is reasonably likely to have a material adverse effect on CFT, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CFT having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i)           Tax Returns.  There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon CFT by any taxing authority, state or federal.

2.2           Representations and Warranties of EIH.  EIH represents and warrants to CFT as follows:

(a)            Organization, Standing and Power.  EIH is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)           Capital Structure.  The authorized capital stock of EIH consists of 50,000 shares of Common Stock with par value of (USD) $1.00 per share.  As of the date of execution of this Agreement, it has a total of fifty thousand (50,000) shares of common stock issued and outstanding.  The outstanding share of EIH stock has been validly issued, fully paid for and is non-assessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of EIH were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from EIH at any time, or upon the happening of any stated event, any shares of the capital stock of EIH.

(c)           Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of EIH which have been delivered to CFT are true, correct and complete copies thereof.  The minute books of EIH which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of EIH since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)           Authority.  EIH has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holder of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of EIH are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)           Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of EIH or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EIH or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EIH in connection with the execution and delivery of this Agreement by EIH, or the consummation by EIH of the transactions contemplated hereby.

(f)           Financial Statements. Copies of EIH’s unaudited financial statements for the fiscal year ended December 31, 2010, and its unaudited interim financial statements for the period ended March 31, 2011, have been delivered to CFT.  By execution of this Agreement EIH acknowledges and represents that it will provide CFT with financial statements for the fiscal year ended December 31, 2010, audited in accordance with US GAAP within 60 days after the date of closing hereunder.

(g)           Books and Records.  EIH has made and will make available for inspection by CFT upon reasonable request all the books of account, relating to the business of EIH.  Such books of account of EIH have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to CFT by EIH are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)           Compliance with Laws.  EIH is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(i)           Liabilities and Obligations.  EIH has no material liabilities or obligations absolute, accrued, contingent or otherwise, except (i) liabilities that are reflected and reserved against on the EIH financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)           Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of EIH threatened against or affecting EIH, which is reasonably likely to have a material adverse effect on EIH, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EIH having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)           Taxes.  EIH has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and EIH has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. EIH knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)           Licenses, Permits; Intellectual Property.  EIH owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(m)           Subsidiary.  EIH is the registered and beneficial owner of the entire issued share capital of Hugh Life Enterprises Limited, a Hong Kong company (“HLE”).  HLE is the registered and beneficial owner of the entire issued share capital of Yunmeng Debang Industrial Co., Ltd., a PRC company.

2.3           Representations and Warranties of the Shareholders.  By execution of this Agreement, the Shareholders represent and warrants to CFT as follows:

(a)           Share Free and Clear.  The shares of EIH which the Shareholder own are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)           Unqualified Right to Transfer Share.   They have the unqualified right to sell, assign, and deliver the portion of the shares of EIH specified on Exhibit B and, upon consummation of the transactions contemplated by this Agreement, CFT  will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)           Agreement and Transaction Duly Authorized.  They are authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Shareholders are a party or by which the Shareholders are bound.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1           Covenants of EIH and CFT.  During the period from the date of this Agreement and continuing until the Effective Time, EIH and CFT each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)           Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)           Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)           Issuance of Securities.   Except for issuance of shares upon exercise of currently outstanding options, no party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)           Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)           No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)           Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2           Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1           Restricted CFT Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption there from.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2           Access to Information.  Upon reasonable notice, CFT and EIH shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of CFT and EIH shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3           Legal Conditions to Exchange.  Each of CFT and EIH shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by CFT or EIH or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4           CFT Board of Directors and Officers.  The current directors and officers of CFT shall resign after appointing successors as designated by EIH.

ARTICLE V
CONDITIONS PRECEDENT

5.1           Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2           Conditions to Obligations of CFT.  The obligation of CFT to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by CFT:

(a)           Representations and Warranties.  The representations and warranties of EIH and of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CFT shall have received a certificate signed on behalf of EIH by the President of EIH and a certificate signed by the Shareholders  to such effect.

(b)           Performance of Obligations of EIH.  EIH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFT shall have received a certificate signed on behalf of EIH by the President to such effect.

(c)           Closing Documents.  CFT shall have received such certificates and other closing documents as counsel for CFT shall reasonably request.

(d)
No Dissenting Shares.   Shareholder, holding 100% of the issued and outstanding common stock of EIH shall have executed this Agreement and has consented to completion of the share exchange transaction described herein.

(e)
Consents.  EIH shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CFT, individually or in the aggregate, have a material adverse effect on EIH and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  EIH shall also have received the approval of its shareholders in accordance with applicable law.

(f)           Due Diligence Review.  CFT shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of EIH and shall not have determined that any of the representations or warranties of EIH contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that EIH is otherwise in violation of any of the provisions of this Agreement.

(g)           Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CFT, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against EIH, the consequences of which, in the judgment of CFT, could be materially adverse to EIH.

5.3           Conditions to Obligations of EIH.  The obligation of EIH to effect the Exchange is subject to the satisfaction of the following conditions unless waived by EIH:

(a)           Representations and Warranties.  The representations and warranties of CFT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, EIH shall have received a certificate signed on behalf of CFT by the President to such effect.

(b)           Performance of Obligations of CFT.  CFT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EIH shall have received a certificate signed on behalf of CFT by the President to such effect.

(c)           Closing Documents.  EIH shall have received such certificates and other closing documents as counsel for EIH shall reasonably request.

(d)           Consents.  CFT shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)           Due Diligence Review.  EIH shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of CFT and shall not have determined that any of the representations or warranties of CFT contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that CFT is otherwise in violation of any of the provisions of this Agreement.

(f)           Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of EIH, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against CFT the consequences of which, in the judgment of EIH, could be materially adverse to CFT.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual consent of CFT and EIH;

(b)           by either CFT or EIH if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)           by either CFT or EIH if the Exchange shall not have been consummated before 5:00 PM Pacific Time, August 1, 2011.

6.2           Effect of Termination.  In the event of termination of this Agreement by either EIH or CFT as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3           Amendment.  This Agreement may be amended by mutual agreement of CFT and EIH, provided that in the case of CFT and EIH, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1           Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed, which, is confirmed or mailed by registered or certified mail return receipt requested to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to CFT:

Attn: Mr. Harry Orfanos
c/o Orinda Capital Advisors
Mission Blvd.
                                Sam Diego, California

(b)           If to EIH:

Room 2103, Fook Lee Commercial Centre, 33 Lockhart Road,
                                Wanchai, Hong Kong
Attn: Mr. Angus Cheung

If to the Shareholders:
C/o Room 2103, Fook Lee Commercial Centre,
33 Lockhart Road,
Wanchai, Hong Kong

7.3           Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5           Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6           Governing Law and Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7           No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8           Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

CHINA FILMS TECHNOLOGY INC.
/s/ Harry Orfanos
By: Harry Orfanos, President

EXPRESSCO INVESTMENT HOLDINGS LIMITED
/s/ Yang Yongsheng
By: Yang Yongsheng, Director

THE SHAREHOLDERS
/s/ Wang Zeixiang
By: Wang Zexiang
/s/ Yang Linging By: Yang Ling
14

/s/    Tang Xu
By:   Tang  Xu

/s/    Jiang Yougao
By:   Jiang  Yougao

    /s/    Jiang Yu
By:   Jiang  Yu

    /s/    Lo Kon Ki
By:   Lo Kon Ki

    /s/   Cheung Ming
By:  Cheung Ming

    /s/   Chan Kam Fai
By:  Chan Kam Fai

   /s/   Cheung Kan
   By:  Cheung Kan

   /s/   Kong Chun Hin, Jason
By: Kong Chun Hin, Jason

Magellan Global Fund
    /s/  Niko Lahanas
    By: Niko Lahanas

   /s/    Huang Rongsu
By:  Huang  Rongsu

    Giona Investments Limited
/s/   Linkuan Li
By:  Linkuan Li

Gatsberg Limited
/s/   Qinyun Wang
By:  Qinyun Wang

Lindenberg Investments Limited
/s/   Huming Wang
By:  Huming Wang

    Pierre Investments Limited
    /s/   Ji Chen
By:  Ji Chen

Richzone Asia Limited
/s/   Yaqiu Liu
By:  Yagiu Liu

    /s/  Zhang Zhi'an
    By: Zhang  Zhi'an

    /s/  Zhang Yongzhong
By: Zhang  Yongzhong

    /s/  Peng Aihong
By: Peng  Aihong

/s/  Yang Zhaojun
By: Yang  Zhaojun

/s/   Fang Xintao
By:  Fang  Xintao

/s/   Chu Fenglin
By:  Chu  Fenglin

   /s/    Yang Yongsheng
By:  Yang  Yongsheng

/s/    Fan Zhaohui
By:   Fan  Zhaohui

/s/    Zhang Jie
By:   Zhang  Jie

/s/    Huang Yanhong
By:   Huang  Yanhong

/s/    Zhang Dong
By:   Zhang  Dong

/s/    Luan Dehai
By:   Luan  Dehai

/s/    Xu Airong
By:   Xu  Airong

/s/    Wang Jinzhong
By:   Wang  Jinzhong

/s/    Dai Honggang
By:   Dai  Honggang

/s/    Chin Chia Ping
By:   Chin Chia Ping

/s/ Goh Keng Swee By: Goh Keng Swee /s/ Wang Fang By: Wang Fang /s/ Zeng Jia By: Zeng Jia

17

EXHIBIT A

Shareholders of EIH before The Exchange	Number of Shares	Percent Ownership

Wang  Zexiang
Yang  Ling
Tang  Xu
Jiang  Yougao
Jiang  Yu
Lo Kon Ki
Cheung Ming
Chan Kam Fai
Cheung Kan
Kong Chun Hin, Jason
Magellan Global Fund
Huang  Rongsu
Giona Investments Limited
Gatsberg Limited
Lindenberg Investments Limited
Pierre Investments Limited
Richzone Asia Limited
Zhang  Zhi'an
Zhang  Yongzhong
Peng  Aihong
Yang  Zhaojun
Fang  Xintao
Chu  Fenglin
Yang  Yongsheng
Fan  Zhaohui
Zhang  Jie
Huang  Yanhong
Zhang  Dong
Luan  Dehai
Xu  Airong
Wang  Jinzhong
Dai  Honggang
Chin Chia Ping
Goh Keng Swee
Wang  Fang
Zeng  Jia
	642 642 428 514 514 1078 616 1000 255 128 1952 1027 2127 2127 2127 2127 2127 10788 2312 2312 1541 1541 1541 1541 2055 2055 771 514 514 514 514 514 428 86 514 514
1.28%
1.28%
0.86%
1.03%
1.03%
2.16%
1.23%
2.00%
0.51%
0.26%
3.90%
2.05%
4.25%
4.25%
4.25%
4.25%
4.25%
21.58%
4.62%
4.62%
3.08%
3.08%
3.08%
3.08%
4.11%
4.11%
1.54%
1.03%
1.03%
1.03%
1.03%
1.03%
0.86%
0.17%
1.03%
1.03%

Total:	50,000	100.00%

EXHIBIT B

Shareholders of CFT after The Exchange	Number of Shares	Percentage Ownership
Wang Zexiang	749,856	1.28%
Yang Ling	749,856	1.28%
Tang xu	499,904	0.86%
Jiang Yougao	600,352	1.03%
Jiang Yu	600,352	1.03%
Lo Kon Ki	1,259,104	2.16%
Cheung Ming	719,488	1.23%
Chan Kam Fai	1,168,000	2.00%
Cheung Kan	297,840	0.51%
Kong Chun Hin, Jason	149,504	0.26%
Magellan Global Fund	2,279,936	3.90%
Huang Rongsu	1,199,536	2.05%
Giona Investments Limited	2,484,336	4.25%
Gatsberg Limited	2,484,336	4.25%
Lindenberg Investments Limited	2,484,336	4.25%
Pierre Investments Limited	2,484,336	4.25%
Richzone Asia Limited	2,484,336	4.25%
Zhang Zhi'an	12,600,384	21.58%
Zhang Yongzhong	2,700,416	4.62%
Peng Aihong	2,700,416	4.62%
Yang Zhaojun	1,799,888	3.08%
Fang Xintao	1,799,888	3.08%
Chu Fenglin	1,799,888	3.08%
Yang Yongsheng	1,799,888	3.08%
Fan Zhaohui	2,400,240	4.11%
Zhang Jie	2,400,240	4.11%
Huang Yanhong	900,528	1.54%
Zhang Dong	600,352	1.03%
Luan Dehai	600,352	1.03%
Xu Airong	600,352	1.03%
Wang Jinzhong	600,352	1.03%
Dai Honggang	600,352	1.03%
Chin Chia Ping	499,904	0.86%
Goh Keng Swee	100,448	0.17%
Wang Fang	600,352	1.03%
Zeng Jia	600,352	1.03%
Total:	58,400,000	100%